Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 21, 2005 of PLX Technology, Inc. and are in agreement with the statements contained in the first sentence of paragraph 1 and in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Ernst & Young LLP
San Jose, California
June 21, 2005